Exhibit h(vii)
ACCOUNTING SERVICES, CUSTODY
AND SECURITIES LENDING AGREEMENT
     AGREEMENT dated as of January 1, 2008 between Diamond Hill Funds, (the “Trust”), an Ohio business trust, and JPMorgan Chase Bank, N.A. (“JPMorgan”), a Delaware corporation.
     WHEREAS, the Trust is a management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and
     WHEREAS, shares of beneficial interest in the Trust are divided into separate series (each, along with any series which may in the future be established, a “Fund,” collectively, the “Funds”); and
     WHEREAS, the Trust wishes to employ JPMorgan to serve as its accounting services agent, custodian and securities lending agent on behalf of the Funds; and
     WHEREAS, JPMorgan wishes to provide such services to the Funds under the conditions set forth below;
     NOW, THEREFORE, in consideration of the promises and mutual covenants contained in this Agreement, the Trust and JPMorgan agree as follows:
     1. APPOINTMENT.
          The Trust hereby appoints JPMorgan as agent to perform those services described in this Agreement for the Funds. JPMorgan shall act under such appointment and perform the obligations thereof in accordance with the Trust’s current registration statement and as required by applicable federal laws and regulations upon the terms and conditions hereinafter set forth. The appointment shall begin at a time mutually agreed upon by the parties.
     2. DOCUMENTATION.
          The Trust will furnish from time to time the following documents:
          A. Each resolution of the Board of Trustees of the Trust authorizing the original issue of the shares of the Funds;
          B. Each Registration Statement filed with the Securities and Exchange Commission (the “SEC”) and amendments thereof;
          C. A certified copy of the Agreement and Declaration of Trust and the Bylaws of the Trust and each amendment thereto;

          D. Certified copies of each resolution of the Board of Trustees authorizing officers to give instructions to JPMorgan;
          E. Copies of all agreements with service providers on behalf of the Funds, including advisory agreements, sub-advisory agreements, underwriting and dealer agreements and custody agreements in effect;
          F. Copies of all policies and procedures adopted by the Board of Trustees, including the Trust’s Compliance Program adopted pursuant to Rule 38a-1 under the 1940 Act (the “Compliance Program”);
          G. Copies of any or all deficiency letters or other correspondence resulting from examinations, audits or reviews conducted by the SEC, the Financial Industry Regulatory Authority (“FINRA”) or any other administrative or regulatory body, whether governmental or private;
          H. A listing of all jurisdictions in which each Fund (and class thereof) is lawfully available for sale as of the date of this Agreement and in which the Trust desires JPMorgan to effect a blue sky filing;
          I. All Notices of and Proxy materials related to any Annual or Special Meetings of Shareholders of the Trust, including any that proposed the merger, reorganization or liquidation of a Fund;
          J. Copies of all documents relating to special investment or withdrawal plans which are offered or may be offered in the future by the Funds and for which JPMorgan is to act as plan agent;
          K. Such other certificates, documents or opinions that JPMorgan may, in its discretion, deem necessary or appropriate in the proper performance of its duties; and
          L. The Trust shall furnish JPMorgan with written copies of any amendments to, or changes in, any of the items referred to in this Paragraph 2 forthwith upon such amendments or changes becoming effective. In addition, the Trust agrees that no amendments or changes will be made to the Trust’s Registration Statement that might have the effect of changing the procedures employed by JPMorgan in providing the services agreed to hereunder or which amendment might affect the duties of JPMorgan hereunder unless the Trust first obtains JPMorgan’s approval of such amendments or changes, which approval shall not be withheld unreasonably.
ACCOUNTING
     4. ACCOUNTING SERVICES
          Subject to the direction and control of the Board of Trustees of the Trust, JPMorgan shall perform the accounting services to the Trust detailed in Paragraphs 5 and 6 and in Schedule A to this Agreement. JPMorgan shall also perform such other accounting services for the Trust and each of the Funds that are mutually agreed upon by the parties from time to time, for which the Trust will pay JPMorgan the amounts agreed upon between them.
     5. CALCULATION OF NET ASSET VALUE
          Subject to the direction and control of the Board of Trustees of the Trust, JPMorgan will calculate the net asset value of each of the Funds and the per share net asset value of each of the Funds, in accordance with the Trust’s current prospectus and statement of additional information, once daily as of the time selected by the Trust’s Board of Trustees. JPMorgan will maintain and keep current the general ledger for the Funds, recording all income and expenses, capital share activity and security transactions of the Funds. JPMorgan will prepare and maintain a daily valuation of all securities and other assets of the Funds in accordance with instructions from a designated officer of the Trust and in the manner set forth in the Trust’s current prospectus and statement of additional information. In valuing securities of the Funds, JPMorgan may contract with, and rely upon market quotations provided by, outside services.
     6. PAYMENT OF TRUST EXPENSES
          JPMorgan shall process each request received from the Trust or its authorized agents for payment of the Funds’ expenses. Upon receipt of written instructions signed by an officer or other authorized agent of the Trust, JPMorgan shall prepare payments in the appropriate amounts which shall be approved by an authorized officer of JPMorgan and remitted to the appropriate party.
          The Trust shall either:
          (i) approve each payment of the Funds’ expenses prior to JPMorgan’s payment of the expense; or
          (ii) agree that JPMorgan shall be promptly reimbursed out of Fund assets for JPMorgan’s payments of the Funds’ expenses. In the event there is a dispute between the parties regarding a payment of the Funds’ expenses, the parties shall resolve the dispute using commercially reasonable means and, if the payment or any part thereof is determined to have been inappropriate, JPMorgan shall promptly reimburse the Fund.
CUSTODY AND SECURITIES LENDING
     7. CUSTODY
          Subject to the terms and conditions of the Domestic Custody Agreement between Diamond Hill Funds and JPMorgan Chase Bank, N.A. dated January 1, 2008, a separate agreement that is incorporated herein in its entirety by this reference, JPMorgan shall provide Custody services to the Trust.

     8. SECURITIES LENDING
          Subject to the terms and conditions of the Securities Lending Agreement between Diamond Hill Funds and JPMorgan Chase Bank, N.A. dated January 1, 2008, a separate agreement that is incorporated herein in its entirety by this reference, JPMorgan shall provide Securities Lending services to the Trust.
GENERAL
     9. RECORD RETENTION AND RETURN
          A. JPMorgan shall keep and maintain on behalf of the Trust all books and records which the Trust is, or may be, required to keep and maintain by applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of the 1940 Act and the rules thereunder, as the same may be amended from time to time, pertaining to the various functions performed by JPMorgan and not otherwise created and maintained by another party pursuant to contract with the Trust. Where applicable, such records shall be maintained by JPMorgan for the periods and in the places required by Rules 31a-1 and 31a-2 under the 1940 Act. The retention of such records and other data created and maintained pursuant to this Agreement shall be at the expense of the Trust. All such records shall be the property of the Trust at all times and shall be available during regular business hours for reasonable audit and inspection by the Trust or its agents, or any regulatory agency having authority over the Trust.
          B. JPMorgan may at its option at any time, and shall promptly upon the Trust’s demand, turn over to the Trust and cease to retain the Trust’s files, records and documents created and maintained by JPMorgan pursuant to this Agreement which are no longer needed by JPMorgan in the performance of its services or for its legal protection. If not so turned over to the Trust, such documents and records will be retained by JPMorgan for six years from the year of creation.
     10. DATA ACCESS AND PROPRIETARY INFORMATION.
          The Trust acknowledges that the data bases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Trust by JPMorgan as part of the Trust’s ability to access certain Trust-related data (“Customer Data”) maintained by JPMorgan on data bases under the control and ownership of JPMorgan or another third party (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to JPMorgan or other third party. In no event shall Proprietary Information be deemed Customer Data. The Trust agrees to treat all Proprietary Information as proprietary to JPMorgan and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder.
     11. COOPERATION WITH ACCOUNTANTS.
          JPMorgan shall cooperate with the Trust’s independent public accountants and shall take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to such accountants for the expression of their unqualified opinion where required for any document for the Trust.
     12. SPECIAL SERVICES AND REPORTS AND EXCEPTION PROCESSING.
          A. JPMorgan may provide special services and reports with respect to the Trust, subject to an additional charge as detailed in Schedule B, or such other services and reports as may be reasonably requested by the Trust or the Trust’s investment adviser, which may result in an additional charge, the amount of which shall be agreed upon between the parties. JPMorgan will make available to the Trust other services, at its option, such as the i-online services set forth in the Addendums attached hereto.
          B. JPMorgan may provide exception processing upon the request of the Trust or the Trust’s investment adviser, which may result in an additional charge, the amount of which shall be agreed upon between the parties. Exception processing includes, but is not limited to, processing which:
               (i) requires JPMorgan to use methods and procedures other than those usually employed by JPMorgan to perform its obligations under this Agreement;
               (ii) involves the provision of information to JPMorgan after the commencement of the nightly processing cycle of JPMorgan’s transfer agency, administration and/or fund accounting processing system; or
               (iii) requires more manual intervention by JPMorgan, either in the entry of data or in the modification or amendment of reports generated by JPMorgan’s transfer agency, administration and/or fund accounting processing system than is usually required.
          C. Instructions / Certain Procedures, etc.
          JPMorgan shall be protected in acting upon any document that it reasonable believes to be genuine and to have been signed or presented by the proper person or persons. JPMorgan will not be held to have notice of any change of authority of any officers, employees or agents of the Trust until receipt of actual notice thereof from the Trust.
          Whenever JPMorgan is requested or authorized to take action hereunder pursuant to instructions from a shareholder, or a properly authorized agent of a shareholder (“shareholder’s agent”), concerning an account in a Fund, JPMorgan shall be entitled to rely upon any certificate, letter or other instrument or communication (including electronic mail), reasonably believed by JPMorgan to be genuine and to have been properly made, signed or authorized by an officer or other authorized agent of the Trust or by the shareholder or shareholder’s agent, as the case may be, and shall be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it hereunder a certificate signed by an officer of the Trust or any other person authorized by the Board or by the shareholder or shareholder’s agent, as the case may be.

          As to the services to be provided hereunder, JPMorgan may rely conclusively upon the terms of the relevant Prospectus and Statement of Additional Information of the Trust relating to the extent that such services are described therein unless JPMorgan receives written instructions to the contrary in a timely manner from the Trust.
          The parties hereto may amend any procedures adopted, approved or set forth herein by written agreement as may be appropriate or practical under the circumstances, and JPMorgan may conclusively assume that any special procedure which has been approved by an executive officer of the Trust (other than an officer or employee of JPMorgan) does not conflict with or violate any requirements of the Trust’s Declaration of Trust, By-Laws or then-current prospectuses, or any rule, regulation or requirement of any regulatory body.
          The Trust acknowledges receipt of a copy of JPMorgan’s policy related to the acceptance of trades for prior day processing (the “JPMorgan As-of Trading Policy”). JPMorgan may amend the JPMorgan As-of Trading Policy from time to time in its sole discretion. A copy of any such amendments shall be delivered to the Trust upon request. JPMorgan acknowledges receipt of Trust’s As-of Trading Policy and agrees to implement that Policy until such time as JPMorgan receives written notice to discontinue the Policy’s use.
          The Trust acknowledges and agrees that deviations from JPMorgan’s written transfer agent operational and compliance procedures may involve a substantial risk of loss. In the event an authorized representative of the Trust requests that an exception be made from any written compliance, transfer agency, administration, fund accounting or any other procedures adopted by JPMorgan, or any requirements of the AML Program or Compliance Program, JPMorgan may in its sole discretion determine whether to permit such exception. In the event JPMorgan determines to permit such exception, the same shall become effective when set forth in a written instrument executed by an authorized representative of the Trust (other than an employee of JPMorgan) and delivered to JPMorgan (an “Exception”); provided that an Exception concerning the requirements of the Trust’s AML Program shall be authorized by the Trust’s AML Compliance Officer. An Exception shall be deemed to remain effective until the relevant instrument expires according to its terms (or if no expiration date is stated, until JPMorgan receives written notice from the Trust that such instrument has been terminated and the Exception is no longer in effect). Notwithstanding any provision in this Agreement that expressly or by implication provides to the contrary, as long as JPMorgan acts in good faith, JPMorgan shall have no liability for any loss, liability, expenses or damages to the Trust resulting from the Exception, and the Trust shall indemnify JPMorgan and hold JPMorgan harmless from any loss, liability, expenses (including reasonable attorneys fees) and damages resulting to JPMorgan there from.
     13. SUBCONTRACTING.
          JPMorgan may, at its expense, subcontract with any entity or person concerning the provision of the services contemplated hereunder; provided, however, that JPMorgan shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that JPMorgan shall be responsible for all acts of such subcontractor as if such acts were its own.

     14. COMPENSATION.
          For performing its services under this Agreement, the Trust shall pay JPMorgan a monthly fee with respect to each Fund in accordance with Schedule C attached hereto. It is understood and agreed by the parties that the Trust may use all or part of the revenue it earns from securities lending to compensate JPMorgan for its accounting services to the Trust under this Agreement.
     15. EXPENSES.
          JPMorgan shall furnish, at its expense and without cost to the Trust, the services of JPMorgan personnel to the extent that such services are required to carry out its obligations under this Agreement. All costs and expenses not expressly assumed by JPMorgan under this Paragraph shall be paid by the Trust. A list of typical Trust expenses is set forth in Schedule D; this list is not all inclusive.
     16. REFERENCES TO JPMORGAN OR THE TRUST.
          A. Neither the Trust nor its agents shall circulate any printed matter that contains any reference to JPMorgan without the prior written approval of JPMorgan, excepting solely such printed matter as merely identifies JPMorgan as Accounting Services Agent, Custodian and Securities Lending Agent. The Trust will submit printed matter requiring approval to JPMorgan in draft form, allowing sufficient time for review by JPMorgan and its counsel prior to any deadline for printing.
          B. JPMorgan shall not circulate any printed matter that contains any reference to the Trust without the prior written approval of the Trust, excepting solely such printed matter as merely identifies the Trust as a client of JPMorgan. JPMorgan will submit printed matter requiring approval to the Trust in draft form, allowing sufficient time for review by the Trust and its counsel prior to any deadline for printing.
     17. LIMITATION OF LIABILITY AND INDEMNIFICATION.
          A. JPMorgan shall not be liable for any error of judgment or mistake of law or for any loss or expense suffered by the Trust or third parties, in connection with the matters to which this Agreement relates, except for a loss or expense solely caused by or resulting from JPMorgan’s gross negligence or willful misconduct.
          B. JPMorgan shall not be responsible for, and the Trust shall indemnify and hold JPMorgan and its directors, officers, agents and employees (collectively the “Indemnitees”) harmless from and against any and all claims, liabilities, losses, damages, fines, penalties and expenses, including out-of-pocket and incidental expenses and legal fees (“Losses”) that may be imposed on, incurred by, or asserted against, the Indemnitees or any of them in the performance of its/their duties hereunder, including but not limited to those arising out of or attributable to:

               (i) any and all actions of the Indemnitees required to be taken pursuant to this Agreement;
               (ii) the reliance on or use by the Indemnitees of information, records, or documents which are received by the Indemnitees and furnished to it or them by or on behalf of the Trust, and which have been prepared or maintained by the Trust or any third party on behalf of the Trust;
               (iii) the Trust’s refusal or failure to comply with the terms of this Agreement or the Trust’s lack of good faith, or its actions, or lack thereof, involving negligence or willful misfeasance;
               (iv) the breach of any representation or warranty of the Trust hereunder;
               (v) following any instructions or other directions reasonably believed to be requests of the Trust or otherwise duly authorized, and upon which JPMorgan is authorized to rely pursuant to the terms of this Agreement;
               (vi) any delays, inaccuracies, errors in or omissions from information or data provided to JPMorgan by the Trust, its investment advisers and/or sub-advisers, and providers of other services such as data services, corporate action services, pricing services or securities brokerage;
               (vii) the offer or sale of shares by the Trust in violation of any requirement under the Federal securities laws or regulations or the securities laws or regulations of any state, or in violation of any stop order or other determination or ruling by any Federal agency or any state agency with respect to the offer or sale of such shares in such state (1) resulting from activities, actions, or omissions by the Trust or its other service providers and agents, or (2) existing or arising out of activities, actions or omissions by or on behalf of the Trust prior to the effective date of this Agreement;
               (viii) any failure of the Trust’s registration statement to comply with the Securities Act of 1933, as amended, (the “1933 Act”) and the 1940 Act (including the rules and regulations thereunder) and any other applicable laws, or any untrue statement of a material fact or omission of a material fact necessary to make any statement therein not misleading in a Trust’s prospectus;
               (ix) the actions taken by the Trust, its investment adviser and/or sub-advisers, and its distributor in compliance with applicable securities, tax, commodities and other laws, rules and regulations, or the failure to so comply; and
               (x) all actions, inactions, omissions, or errors caused by third parties to whom the Trust or the Indemnitees have assigned any rights and/or delegated any duties under this Agreement at the request of or as required by the Trust, its investment advisers, distributor, administrator or sponsor.

          C. In addition to and not in limitation of paragraph B immediately above, the Trust also agrees to indemnify and hold the Indemnitees and each of them harmless from and against any and all Losses that may be imposed on, incurred by, or asserted against, the Indemnitees or any of them in connection with or arising out of JPMorgan’s performance under this Agreement, provided the Indemnitees have not acted with negligence or engaged in willful misconduct.
          D. In performing its services hereunder, JPMorgan shall be entitled to rely on any oral or written instructions, notices or other communications, including electronic transmissions, from the Trust and its custodians, officers and directors, investment advisers and sub-advisers, investors, agents and other service providers which JPMorgan reasonably believes to be genuine, valid and authorized. JPMorgan shall also be entitled to consult with and rely on the advice and opinions of outside legal counsel and public accountants retained by the Trust, as necessary or appropriate.
          E. Anything in this Agreement to the contrary notwithstanding, in no event shall JPMorgan be liable for any indirect, incidental, special or consequential losses or damages of any kind whatsoever (including but not limited to lost profits), even if JPMorgan has been advised of the likelihood of such loss or damage and regardless of the form of action in which any such loss or damage may be claimed. This provision shall survive the termination of this Agreement.
     18. TERMINATION
          A. The provisions of this Agreement shall be effective on the date first above written, shall remain in full force and effect for one year (“Initial Term”) from that date and shall continue in force for each one year period thereafter (“Renewal Term”), but only so long as such continuance is approved (1) by JPMorgan, (2) the Trust, and (3) by vote of a majority of the Trust’s Board of Trustees or a majority of the Trust’s outstanding voting securities.
          B. Any party may terminate this Agreement at the end of the Initial Term or at the end of any subsequent Renewal Term by giving the other parties at least ninety (90) days’ prior written notice of such termination specifying the date fixed therefore. In the event this Agreement is terminated by the Trust prior to the end of the Initial Term or any subsequent Renewal Term, the Trust shall make a one-time cash payment to JPMorgan in consideration of services provided under this Agreement, and not as a penalty, equal to the remaining balance of the fees payable to JPMorgan under this Agreement through the end of the Initial Term or Renewal Term, as applicable. In the event this Agreement is terminated by the JPMorgan prior to the end of the Initial Term or any subsequent Renewal Term, the Trust shall not be obligated to pay to JPMorgan the remaining balance of the fees payable to JPMorgan under this Agreement through the end of the Initial Term or Renewal Term, as applicable. The Trust shall reimburse JPMorgan for any out-of-pocket expenses and disbursements (“out-of-pocket expenses”) reasonably incurred by JPMorgan in connection with the services provided under this Agreement within 30 days of notification to the Trust of such out-of-pocket expenses regardless of whether such out-of-pocket expenses were incurred before or after the termination of this Agreement.

          Notwithstanding the foregoing, following any such termination, in the event that JPMorgan in fact continues to perform any one or more of the services contemplated by this Agreement with the consent of the Trust, the provisions of this Agreement, including without limitation the provisions dealing with compensation and indemnification, shall continue in full force and effect. Such continuation of performance by JPMorgan shall not constitute a waiver of any of rights or remedies offered JPMorgan under this Agreement or otherwise. Fees and out-of-pocket expenses incurred by JPMorgan but unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination.
          C. If a party materially fails to perform its duties and obligations hereunder (a “Defaulting Party”) resulting in a material loss to another party or parties, such other party or parties (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party, which such notice shall set forth with sufficient detail the nature of the breach. The Defaulting Party shall have ninety (90) days from its receipt of notice to cure the breach. If such material breach shall not have been remedied to commercially reasonable operating standards, the Non-Defaulting Party may terminate this Agreement by giving sixty (60) days written notice of such termination to the Defaulting Party. If JPMorgan is the Non-Defaulting Party, its termination of this Agreement shall not constitute a waiver of any rights or remedies with respect to services it performed prior to such termination, or the right of JPMorgan to receive such compensation as may be due as of the date of termination or to be reimbursed for all reasonable out-of-pocket expenses. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against a Defaulting Party.
          D. Unless this Agreement has been terminated in accordance with this Section, the terms and provisions of this Agreement shall become automatically applicable to any investment company which is a successor to the Trust or any Trust as a result of reorganization, recapitalization or change of domicile.
          E. JPMorgan will be entitled to collect from the Trust all reasonable expenses incurred in conjunction with termination of this Agreement, including but not limited to out-of-pocket expenses, employee time, system fees and fees charged by third parties with whom JPMorgan has contracted.
     19. SERVICES FOR OTHERS.
          Nothing in this Agreement shall prevent JPMorgan or any affiliated person (as defined in the 1940 Act) of JPMorgan from providing services for any other person, firm or corporation (including other investment companies); provided, however, that JPMorgan expressly represents that it will undertake no activities that, in its judgment, will adversely affect the performance of its obligations to the Trust under this Agreement.
     20. COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS.
          A. The parties hereto acknowledge and agree that nothing contained herein shall be construed to require JPMorgan to perform any services for the Trust that could cause

JPMorgan to be deemed an “investment adviser” of the Trust within the meaning of Section 2(a)(20) of the 1940 Act or to supersede or contravene the Trust’s prospectus or statement of additional information or any provisions of the 1940 Act and the rules thereunder. Except as otherwise provided in this Agreement and except for the accuracy of information furnished to it by JPMorgan, the Trust assumes full responsibility for complying with all applicable requirements of the 1940 Act, the 1933 Act, and any other laws, rules and regulations of governmental authorities having jurisdiction.
          B. Regulatory Requirements and Changes. JPMorgan will use commercially reasonable efforts to develop and implement changes to the recordkeeping systems it uses so that the data processing services provided under this Agreement continue to comply with applicable regulations and rules of regulatory authorities. With respect to each change in the recordkeeping systems necessitated by regulatory matters, excluding routine, annual regulatory maintenance changes applying to existing regulatory matters (e.g., including, but not limited to, tax position forms or magnetic tape/filing changes), the Trust will pay its proportionate share of JPMorgan’s direct vendor costs based upon the ratio of the number of the Trust’s shareholder accounts then serviced by JPMorgan, to the total number of shareholder accounts then serviced by JPMorgan for all of its clients affected by the change. “Each change” as stated previously, is defined as those modification(s) necessary to comply with regulatory requirements or changes (for example, all modifications required to support SEC Redemption Fee Rule 22c-1, or changes to IRS 1099-B Reporting, Anti-Money Laundering, NSCC Processing/Interface changes, etc.).
21. LIMITATION OF LIABILITY OF TRUSTEES, STANDARD OF CARE, TRUST’S REPRESENTATIONS AND WARRANTIES.
          A. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust, personally, but bind only the trust property of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by an officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust.
          B. Standard of Care; Uncontrollable Events; Limitation of Liability. JPMorgan shall use reasonable professional diligence to ensure the accuracy of all services performed under this Agreement, but shall not be liable to the Trust for any action taken or omitted by JPMorgan in the absence of bad faith, willful misfeasance, gross negligence or reckless disregard by it of its obligations and duties. The duties of JPMorgan shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against JPMorgan hereunder.
          JPMorgan shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. In the event of equipment failures beyond JPMorgan’s reasonable control, JPMorgan shall take all steps necessary to minimize service interruptions but shall have no liability with respect thereto.

JPMorgan shall endeavor to enter into one or more agreements making provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available. Upon the Trust’s reasonable request, JPMorgan shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder. Notwithstanding the foregoing or any other provision of this Agreement, JPMorgan assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control. Events beyond JPMorgan’s reasonable control include, without limitation, force majeure events. In the event of force majeure, computer or other equipment failures or other events beyond its reasonable control, JPMorgan shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.
          JPMorgan shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent public accountants on the internal controls and procedures of JPMorgan relating to the services provided by JPMorgan under this Agreement.
          C. Representations and Warranties of the Trust
     The Trust represents and warrants to JPMorgan that:
               (i) It is a Trust duly incorporated and validly existing under the laws of the jurisdiction of its formation, and has full capacity and authority to enter into this agreement and to carry out its obligations hereunder;
               (ii) It has all necessary authorizations, licenses and permits to carry out its business as currently conducted;
               (iii) It has been in, and shall continue to be in compliance in all material respects with all laws and regulations applicable to its business and operations and that it is not aware of any investigation commenced by the SEC or any other regulatory or self-regulatory organization, or any proceeding or threatened proceeding that concerns the Trust;
               (iv) This Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties;
               (v) As of the close of business on the effective date of this Agreement, each Fund has authorized unlimited shares; and
               (vi) By virtue of its Declaration of Trust, shares of each Fund which are redeemed by the Trust may be sold by the Trust from its treasury.
          The Trust also represents and warrants that the delegation of certain services thereunder to JPMorgan, as provided in this Agreement, has been approved by the Board.

     22. SEVERABILITY.
          In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.
     23. QUESTIONS OF INTERPRETATION.
          This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to said 1940 Act. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order.
     24. CONFIDENTIALITY
          A. Without the prior consent of the other party, no party shall disclose Confidential Information (as defined below) of any other party received in connection with the services provided under this Agreement. The receiving party shall use the same degree of care as it uses to protect its own confidential information of like nature, but no less than a reasonable degree of care, to maintain in confidence the Confidential Information of the disclosing party. The foregoing provisions shall not apply to any information that (i) is, at the time of disclosure, or thereafter becomes, part of the public domain through a source other than the receiving party, (ii) is subsequently learned from a third party that, to the knowledge of the receiving party, is not under an obligation of confidentiality to the disclosing party, (iii) was known to the receiving party at the time of disclosure, or (iv) is generated independently by the receiving party, or (v) is disclosed pursuant to applicable law, subpoena, applicable professional standards, request of a governmental or regulatory agency, or other process. The parties further agree that a breach of this provision would irreparably damage the other party and accordingly agree that each of them is entitled, in addition to all other remedies at law or in equity, to an injunction or injunctions without bond or other security to prevent breaches of this provision.
          B. For the purpose of this Section, Confidential Information shall mean Technical Elements (as defined below), any information identified by either party as “Confidential” and/or “Proprietary” or which, under all of the circumstances, ought reasonably to be treated as confidential and/or proprietary, or any nonpublic information obtained hereunder concerning another party. JPMorgan retains the right to use its knowledge, experience, and know-how, including processes, ideas, concepts and techniques developed in the course of performing the services.
          C. In connection with performing its services under this Agreement, JPMorgan may use certain data, modules, components, designs, utilities, subsets, objects,

program listings, tools, models, methodologies, programs, systems, analysis frameworks, leading practices, data bases, screen formats, report formats, interactive design technologies, documentation manuals and specifications (“Technical Elements”). Certain Technical Elements were owned or developed by JPMorgan prior to, or independently from, its engagement hereunder and are the sole and exclusive property of JPMorgan and JPMorgan retains all rights thereto; and certain other Technical Elements consist of third party works and products which JPMorgan has acquired the right to use. The Trust shall have no rights in the Technical Elements. The Trust agrees to treat all Technical Elements as Confidential Information.
          D. Nonpublic personal financial information relating to consumers or customers of the Trust provided by, or at the direction of the Trust to JPMorgan, or collected or retained by JPMorgan in the course of performing its duties as transfer agent shall remain the sole property of the Trust. JPMorgan shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of JPMorgan except at the direction of the Trust or as required or permitted by law (including Applicable AML Laws). JPMorgan represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Trust. The Trust represents to JPMorgan that it has adopted a Statement of its privacy policies and practices as required by Regulation S-P and agrees to provide JPMorgan with a copy of that statement annually.
          The provisions of this Section shall survive the termination of this Agreement. The parties agree to comply with any and all regulations promulgated by the SEC or other applicable laws regarding the confidentiality of shareholder information.
     25. NOTICES.
          All notices required or permitted under this Agreement shall be in writing and shall be deemed effective on the date of personal delivery (by private messenger, courier service or otherwise) or upon confirmed receipt of telex or facsimile, whichever occurs first, or upon receipt if by mail to the parties at the following address (or such other address as a party may specify by notice to the other):

To the Trust:	Diamond Hill Funds
325 John H. McConnell Boulevard, Suite 200
Columbus, Ohio 43215
Attention: James F. Laird

To JPMorgan:	JPMorgan Chase Bank, N.A.
303 Broadway, Suite 1100
Cincinnati, Ohio 45202
Attention: Roy E. Rogers
     26. AMENDMENT.
          This Agreement may not be amended or modified except by a written agreement executed by all parties.
     27. BINDING EFFECT.
          Each of the undersigned expressly warrants and represents that he or she has the full power and authority to sign this Agreement on behalf of the party indicated, and that his or her signature will operate to bind the party indicated to the foregoing terms.
     28. COUNTERPARTS.
          This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     29. FORCE MAJEURE.
          Notwithstanding any other provision of this Agreement, JPMorgan assumes no responsibility hereunder, and shall not be liable, for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control, including and without limitation, acts of God, interruption of power or other utility, transportation, mail, or communication services, acts of civil or military authority, sabotages, war, terrorism, insurrection, riots, national emergencies, explosion, flood, accident, earthquake or other catastrophe, fire, strike or other labor problems, legal action, present or future law, actions, decrees or orders of governmental bodies, rule or regulation, or shortages of suitable parts, materials, labor or transportation.
     30. MISCELLANEOUS.
          The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.
          Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

     IN WITNESS WHEREOF, the Trust and JPMorgan have each caused this Agreement to be executed as of the day and year first above written.

DIAMOND HILL FUNDS

By: Its:	President

JPMORGAN CHASE BANK, N.A.

By:

Its:	Senior Vice President

Schedule A
January 1, 2008
ACCOUNTING SERVICES
     In consideration of the compensation detailed in this Agreement, JPMorgan shall perform the following accounting services as applicable:
     1. Calculate net asset value and per share net asset value in accordance with the 1940 Act and the Trust’s prospectus.
     2. Record all security transactions including appropriate gains and losses from the sale of portfolio securities.
     3. Record interest income and dividend income.
     4. Record each Fund’s capital share activities based upon purchase and redemption transactions received by the transfer agent.
     5. Calculate a daily cash figure for investment purposes.
     6. Monitor and seek authorization for payment of expenses of each Fund.
     7. Periodically report to the Trust or its authorized agents share purchases and redemptions and trial balances of each Fund.
     8. Prepare the necessary supporting computations on a book and tax basis to ensure each Fund complies with the requirements of Section 851 of the Internal Revenue Code.
     9. Facilitate and perform tax planning and administration and assist independent accountants with the preparation of tax forms.
     10. Monitor all tax compliance calculations to ensure that each Fund qualifies as a regulated investment company pursuant to Subchapter M of the Internal Revenue Code.
     11. Assist independent accountants with the annual audit by preparing necessary annual audit work papers.
     12. Generate fund performance calculations (including after-tax returns) and disseminate reports.
     13. Maintain complete, accurate and current all records with respect to the Trust required to be maintained by the Trust under the Internal Revenue Code of 1986, as amended (the “Code”), and under the rules and regulations of the 1940 Act, and preserve said records in the manner and for the periods prescribed in the Code and the 1940 Act.

Schedule B
January 1, 2008
SPECIAL SERVICES AND REPORTS
Customized Reports
Reports are created based on the Trust’s design specification and are scheduled to be created on a set schedule such as daily, weekly, every 2 weeks, monthly, quarterly or annually. Programming for requests is $___an hour and there is a one-time set-up fee of $___.
Fee Schedule:

Frequency	Charge
Daily	$Per Month
Weekly	$Per Month
Every 2 Weeks	$Per Month
Monthly	$Per Month
Quarterly	$Per Quarter
Annually	$Annually
On Demand Reports
The charge is $___  per request for reports requested with the Trust’s specifications one time and not on a set schedule. If such an on demand report were requested with the same criteria as a previous request the charge would be $___. If programming time exceeds 2 hours, a $___  per hour charge will apply.
Early Cash Reporting
Early Cash Reporting provides the Trust’s investment advisors preliminary cash estimates for shareholder activity daily by 7:30 a.m. ET for fluctuating NAV funds. The reporting allows investment advisors to forecast future cash inflows and outflows from shareholder activity prior to the FINAL cash figures being available from JPMorgan at 9:30 a.m. ET. The preliminary cash estimates are subject to change. The information is available via a Secured Internet Site.
Fee Schedule:
One-time set-up fee $___
Monthly fee $___

Schedule C
January 1, 2008
COMPENSATION FOR ACCOUNTING SERVICES
     The Trust will pay JPMorgan, on the first business day following the end of each month, a fee based on its average daily net assets during such month as follows:

Percentage Rate	Average Daily Net Assets
0.0200%	First $2,500,000,000
0.0125%	Over $2,500,000,000
     The Trust will reimburse JPMorgan for out-of-pocket expenses incurred in the performance of its services under this Agreement.

Schedule D
January 1, 2008
EXAMPLES OF TRUST EXPENSES
     Trust expenses may include, but are not limited to costs and expenses of:
     1. Meetings of the Board of Trustees and shareholders of the Trust, including travel costs and expenses of Fund officers and employees of JPMorgan in attending such meetings;
     2. All regulatory filings, postage, envelopes, checks, drafts, continuous forms, bank charges, reports, communications, proxies (including production, legal fee and administrative costs), statements and other materials;
     3. File interface expenses (e.g., Blue Sky, Expeditor and other distribution partners);
     4. Label file creation;
     5. Blue Sky filing fees;
     6. Typesetting and printing of all documents;
     7. EDGARization;
     8. Confirmations, statements, fulfillment and any other shareholder correspondence;
     9. Use of outside pricing services;
     10. Use of outside solicitation, tabulation and mailing firms;
     11. Necessary outside record storage, record destruction, document shredding, media for storage of records (e.g., microfilm, microfiche, computer tapes);
     12. Costs and fees, including employee time and system expenses, associated with exception processing and resolution of errors not caused by JPMorgan; and
     Postage for mailings of dividends, proxies, reports and other mailings to all shareholders shall be advanced to JPMorgan three business days prior to the mailing date of such materials.